Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
March 24, 2006	Lori Steiner or William Cornely 614-356-5000

Dominion Homes Nominates Robert McMaster to Board

DUBLIN, Ohio – Dominion Homes (Nasdaq: DHOM) announced today that Robert R. McMaster has been nominated to stand for election to the Dominion Homes Board of Directors at the Company’s 2006 Annual Meeting. Mr. McMaster is a former managing partner at the Columbus office of KPMG, LLP, and currently serves on the board of directors of American Eagle Outfitters, Inc., and as chairman of The Columbus Foundation audit committee.

“We are excited and honored that Bob has agreed to accept a nomination for election to our board,” said Douglas G. Borror, Dominion Homes, Inc. Chairman and CEO. “We will benefit from his wealth of knowledge in both operational and financial disciplines, and look forward to his contribution.”

Mr. McMaster will fill a vacancy on the Board created by the retirement of C. Ronald Tilley, former Chairman and CEO of Columbia Gas Distribution Companies. Mr. Tilley, who has served on the Dominion Homes Board of Directors since 1996, will be retiring from the Board effective as of the 2006 Annual Meeting. Mr. Borror stated, “I want to personally thank Ron for all of his guidance over the years. As our lead director for the past 3 years, Ron has shown great leadership and unwavering dedication to our Company.”

In addition, Gerald E. Mayo has informed the Company of his decision not to seek re-election at the Company’s 2006 Annual Meeting. Mr. Mayo has served on Dominion’s Board of Directors since the Company became publicly traded in 1994. He is also a former Chairman of the Audit Committee and is currently a member of the Compensation Committee. “Gerry has served our Company well in the 12 years he has been a Board member. We have benefited greatly from his wise counsel and remarkable leadership over the years. We truly appreciate his many contributions, and wish him the very, very best”, Mr. Borror said.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality and customer service. Additional information about the Company and its homes is located on its website (www.dominionhomes.com).

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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